Exhibit 10.1

HERITAGE COMMERCE CORP MANAGEMENT CASH INCENTIVE BONUS PLAN

1.Background and Purpose.

1.1Purpose. The purpose of the Heritage Commerce Corp Management Cash Incentive Bonus Plan is to motivate and reward eligible employees by making a portion of their cash compensation dependent on the achievement of certain corporate, business unit and individual performance goals and to further link an executive’s interests with those of the Company’s by creating a direct relationship between key Company performance measurements and individual bonus payouts.

1.2Effective Date. The Plan is effective as of January 27, 2022 (the “Effective Date”) and shall be effective commencing with the 2022 Plan Year, and shall remain in effect until it has been terminated pursuant to Section 8.6.

2.Definitions. The following terms shall have the following meanings:

2.1“Affiliate” means any corporation or other entity controlled by the Company, including Heritage Bank of Commerce and its subsidiaries.

2.2“Award” means an award granted pursuant to the Plan, the payment of which shall be contingent on the attainment of Performance Goals with respect to a Performance Period, as determined by the Committee pursuant to Section 6.1.

2.3“Base Salary” means the Participant’s average rate of base salary on the last day of the Performance Period before (a) deductions for taxes or benefits and (b) deferrals of compensation pursuant to any Company or Affiliate-sponsored plans.

2.4“Board” means the Board of Directors of the Company, as constituted from time to time.

2.5“Cause” means

(a)If the Participant is a party to an employment agreement with the Company or an Affiliate and such agreement provides for a definition of Cause, the definition contained therein; or

(b)If no such agreement exists, or if such agreement does not define Cause:  “Cause” shall mean (i) the Participant willfully breaches or habitually neglects the Participant’s duties; (ii) the Participant commits an intentional act of moral turpitude that has a material detrimental effect on the reputation or business of the Company or its Affiliates; (iii) the Participant is convicted of a felony or commits any material and actionable act of dishonesty, fraud, or intentional material misrepresentation in the performance of the Participant’s duties; (iv) the Participant engages in an unauthorized disclosure or use of inside information, trade secrets or other confidential information; or (v) the Participant willfully breaches a fiduciary duty, or violates any law, rule or regulation, which breach or violation results in a material adverse effect on the Company or its Affiliates (taken as a whole).

2.6 “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, including any regulations or authoritative guidance promulgated thereunder and successor provisions thereto.

2.7“Committee” means the Board’s Personnel and Compensation Committee.

2.8“Company” means Heritage Commerce Corp, a California corporation, and any successor thereto.

2.9“Disability” means the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

2.10“Participant” means as to any Performance Period, the executive officers of the Company or an Affiliate and other key employees of the Company or an Affiliate who are designated by the Committee to participate in the Plan for that Performance Period.

2.11“Performance Criteria” means the performance criteria upon which the Performance Goals for a particular Performance Period are based, which may include any of the following, or such other criteria as determined by the Committee in accordance with Section 5.2:

(a)net income (before or after taxes);

(b)basic or diluted earnings per share (before or after taxes);

(c)net income growth;

(d)net interest income

(e)loan growth

(f)loan quality measures

(g)return on assets

(h)return on equity

(i)deposit growth

(j)budget and expense management;

(k)productivity ratios;

(l)expense targets;

(m)margins;

(n)operating efficiency;

(o)completion of acquisitions or business expansion, and

(p)qualitative factors related to individual performance.

Such Performance Criteria may relate to the performance of the Company as a whole, a business unit, division, department, individual or any combination of these and may be applied on an absolute basis and/or relative to one or more peer group companies or indices, or any combination thereof, as the Committee shall determine.

2.12“Performance Goals” means the goals selected by the Committee, in its discretion, to be applicable to a Participant for any Performance Period. Performance Goals shall be based upon one or more Performance Criteria. Performance Goals may include a threshold level of performance below which no Award will be paid and levels of performance at which specified percentages of the Target Award will be paid and may also include a maximum level of performance above which no additional Award amount will be paid.

2.13“Performance Period” means the period for which performance is calculated, which unless otherwise indicated by the Committee, shall be the Plan Year.

2.14“Plan” means the Heritage Commerce Corp Cash Incentive Bonus Plan, as hereafter amended from time to time.

2.15“Plan Year” means the Company’s fiscal year, which commences on January 1st and ends on December 31st.

2.16“Pro-Rated Award” means an amount equal to the Award otherwise payable to the Participant for a Performance Period in which the Participant was actively employed by the Company or an Affiliate for only a portion thereof/the Target Award, multiplied by a fraction, the numerator of which is the number of days the Participant was actively employed by the Company or an Affiliate during the Performance Period and the denominator of which is the number of days in the Performance Period.

2.17“Target Award” means the target award payable under the Plan to a Participant for a particular Performance Period, expressed as a percentage of the Participant’s Base Salary. In the discretion of the Committee, the target award may be expressed as a fixed amount of cash.

3.Administration.

3.1Administration by the Committee. The Plan shall be administered by the Committee.

3.2Authority of the Committee. Subject to the provisions of the Plan and applicable law, the Committee shall have the power, in addition to other express powers and authorizations conferred on the Committee by the Plan, to:

(a)designate Participants;

(b)determine the terms and conditions of any Award;

(c)determine whether, to what extent, and under what circumstances Awards may be forfeited or suspended;

(d)interpret, administer, reconcile any inconsistency, correct any defect and/or supply any omission in the Plan or any instrument or agreement relating to, or Award granted under, the Plan;

(e)establish, amend, suspend, or waive any rules for the administration, interpretation and application of the Plan; and

(f)make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

3.3Decisions Binding. All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

3.4Agents; Limitation of Liability. The Committee may appoint agents to assist in administering the Plan. The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to it or him by any officer or employee of the Company, the Company’s certified public accountants, consultants or any other agent assisting in the administration of the Plan. Members of the Committee and any officer or employee of the Company acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4.Eligibility and Participation.

4.1Eligibility. Only executive level and other key employees of the Company and its participating Affiliates are eligible to participate in the Plan

4.2Participation. The Committee, in its discretion, shall select the persons who shall be Participants for each Performance Period. Only eligible individuals who are designated by the Committee to participate in the Plan with respect to a particular Performance Period may participate in the Plan for that Performance Period. An individual who is designated as a Participant for a given Performance Period is not guaranteed or assured of being selected for participation in any subsequent Performance Period.

4.3New Hires; Newly Eligible Participants. A newly hired or newly eligible Participant will be eligible to receive a Pro-Rated Award.

4.4Leaves of Absence. If a Participant is on an approved leave of absence in accordance with the Company’s policies for a portion of a Performance Period, the Participant will be eligible to receive a Pro-Rated Award reflecting participation for the period during which he or she was actively employed and not any period when he or she was on leave.

5.Terms of Awards.

5.1Determination of Target Awards. Prior to, or within ninety (90) days following the commencement of each Performance Period, the Committee, in its sole discretion, shall establish the Target Award for each Participant, the payment of which shall be conditioned on the achievement of the Performance Goals for the Performance Period.

5.2Determination of Performance Goals and Performance Formula. Prior to, or within ninety (90) days following the commencement of, each Performance Period, the Committee, in its sole discretion, shall establish in writing the Performance Goals for the Performance Period and shall prescribe a formula for determining the percentage of the Target Award which may be payable based upon the level of attainment of the Performance Goals for the Performance Period. The Performance Goals shall be based on one or more Performance Criteria, each of which may carry a different weight, and which may differ from Participant to Participant.

5.3Adjustments. The Committee may revise the Performance Goals or other goals for any Plan Year to the extent the Committee, in the exercise of its absolute discretion, believes necessary to achieve the purpose of the Plan in light of any unexpected or unusual circumstances or events, including, but not limited to, changes in accounting rules, accounting practices, tax laws and regulations, or in the event of mergers, acquisitions, divestitures, and extraordinary or unanticipated economic circumstances.

6.Payment of Awards.

6.1Determination of Awards.

(a)Following the completion of each Performance Period, the Committee shall determine the extent to which the Performance Goals have been achieved or exceeded. Subject to Section 6.1(c), if the minimum Performance Goals established by the Committee are not achieved, then no payment will be made.

(b)To the extent that the Performance Goals are achieved, the Committee shall determine the extent to which the Performance Goals applicable to each Participant have been achieved and shall then determine the amount of each Participant’s Award.

(c)In determining the amount of each Award, the Committee may reduce, eliminate or increase the amount of an Award if, in its sole discretion, such reduction, elimination or increase is appropriate.

6.2Form and Timing of Payment. Except as otherwise provided herein, as soon as practicable following the Committee’s determination pursuant to Section 6.1 for the applicable Performance Period, each Participant shall receive a cash lump sum payment of his or her Award, less required withholding. In no event shall such payment be made later March 15th of the calendar year immediately following the calendar year that includes the last day of the Performance Period. The Award is earned at the time it is paid.

6.3Employment Requirement. Except as otherwise provided in Section 7, no Award shall be paid to any Participant who is not actively employed by the Company or an Affiliate on the last day of the Performance Period.

7.Termination of Employment.

7.1Employment Requirement. Except as otherwise provided in Section 7.2, if a Participant’s employment terminates for any reason prior to the last day of the Performance Period, all of the Participant’s rights to an Award for the Performance Period shall be forfeited. However, the Committee, in its sole discretion, may pay a Pro-Rated Award, subject to the Committee’s determination that the Performance Goals for the Performance Period have been met. Such Pro-Rated Award will be paid at the same time and in the same manner as Awards are paid to other Participants, but in no event later than March 15th of the calendar year immediately following the calendar year in which the Participant’s employment terminated. Notwithstanding the foregoing, if a Participant’s employment is terminated for Cause before the end of the Plan Year, the Participant shall not be eligible to earn or be paid any Award for a Plan Year.

7.2Termination of Employment Due to Death or Disability. If a Participant’s employment is terminated by reason of his or her death or Disability during a Performance Period or following a Performance Period but before the date that Awards are paid, the Participant or his or her beneficiary will be paid a Pro-Rated Award that would otherwise be payable if the Participant remained employed through the date that Awards are paid. In the case of a Participant’s Disability, the employment termination shall be deemed to have occurred on the date that the Committee determines that the Participant is disabled. Payment of such Pro-Rated Award, as applicable will be made at the same time and in the same manner as Awards are paid to other Participants but in no event later than March 15th of the calendar year immediately following the calendar year in which the Participant’s employment terminated on account of death or Disability.

8.General Provisions.

8.1Compliance with Legal Requirements. The Plan and the granting of Awards shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

8.2Non-transferability. A person’s rights and interests under the Plan, including any Award previously made to such person or any amounts payable under the Plan may not be assigned, pledged, or transferred, except in the event of the Participant’s death, to a designated beneficiary in accordance with the Plan, or in the absence of such designation, by will or the laws of descent or distribution.

8.3No Right to Employment. Nothing in the Plan or in any notice of Award shall confer upon any person the right to continue in the employment of the Company or any Affiliate or affect the right of the Company or any Affiliate to terminate the employment of any Participant.

8.4No Right to Award. Unless otherwise expressly set forth in an employment agreement signed by the Company and a Participant, a Participant shall not have any right to any Award under the Plan until such Award has been paid to such Participant and participation in the

Plan in one Performance Period does not connote any right to become a Participant in the Plan in any future Performance Period.

8.5Withholding. The Company shall have the right to withhold from any Award, any federal, state or local income and/or payroll taxes required by law to be withheld and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to an Award.

8.6Amendment or Termination of the Plan. The Board or the Committee may, at any time, amend, suspend or terminate the Plan in whole or in part. Notwithstanding the foregoing, no amendment shall adversely affect the rights of any Participant to Awards allocated prior to such amendment, suspension or termination.

8.7Unfunded Status. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any Participant, beneficiary or legal representative or any other person. To the extent that a person acquires a right to receive payments under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA).

8.8Governing Law. The Plan shall be construed, administered and enforced in accordance with the laws of California without regard to conflicts of law.

8.9Beneficiaries. To the extent that the Committee permits beneficiary designations, any payment of Awards due under the Plan to a deceased Participant shall be paid to the beneficiary duly designated by the Participant in accordance with the Company’s practices. If no such beneficiary has been designated or survives the Participant, payment shall be made by will or the laws of descent or distribution.

8.10Section 409A of the Code. It is intended that payments under the Plan qualify as short-term deferrals, within the meaning of Treasury Regulation Section 1.409A-1(b)(4), that are exempt from the requirements of Section 409A of the Code. In the event that any Award or payment does not qualify for treatment as an exempt short-term deferral, it is intended that such amount will be paid in a manner that satisfies the requirements of Section 409A of the Code. The Plan shall be interpreted and construed accordingly. To the extent that any Award or payment constitutes deferred compensation subject to Section 409A, then: (a) all payments to be made upon termination of employment may only be made upon a “separation from service” as defined under Section 409A of the Code; (b) each payment made under the Plan shall be treated as a separate payment; and (c) in no event may a Participant, directly or indirectly, designate the calendar year of payment.  To the extent that any Award or payment constitutes deferred compensation subject to Section 409A, and the Participant is a “specified employee” (as defined in Section 409A of the Code) at the time of a the Participant’s termination of employment, then any payments that are otherwise payable within the first six (6) months following such termination will become payable on the first date that occurs on or after the earliest of (x) the date six (6) months and one (1) day following the date of such termination, (y) the date of the Participant’s death, and (z) such earlier date as permitted under Section 409A without causing any tax to become due under Section 409A. Upon the first business day following the expiration of such period, any payments delayed in accordance with this paragraph will be paid to the Participant in a lump sum without interest.

8.11Expenses. All costs and expenses in connection with the administration of the Plan shall be paid by the Company.

8.12Section Headings. The headings of the Plan have been inserted for convenience of reference only and in the event of any conflict, the text of the Plan, rather than such headings, shall control.

8.13Severability. In the event that any provision of the Plan shall be considered illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been contained therein.

8.14Gender and Number. Except where otherwise indicated by the context, wherever used, the masculine pronoun includes the feminine pronoun; the plural shall include the singular, and the singular shall include the plural.

8.15Non-exclusive. Nothing in the Plan shall limit the authority of the Company, the Board or the Committee to adopt such other compensation arrangements, as it may deem desirable for any Participant.

8.16Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding upon any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the assets of the Company.

8.17Clawback. The Plan and Awards granted under the Plan shall be governed by the Company’s Executive Claw Back Policy, unless otherwise designated.

8.18Termination of the Management Incentive Plan. This Plan is intended to replace the Heritage Commerce Corp Management Incentive Plan adopted as of April 28, 2005 (“2005 Plan”) and the 2005 Plan shall terminate upon payment of all Awards (as defined in the 2005 Plan) for the 2021 Plan Year.